Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Lori Happe - Investor Relations 972.605. 8933 lori.happe@eds.com

FOR RELEASE:  3:05 PM Central, Wednesday, November 1, 2006

EDS Reports 2006 Third Quarter Results

  Adjusted Net Income of $128 million; Adjusted EPS of 24 cents, up 85%
  Revenues of $5.3 billion, up 9%; organic revenue growth of 6%
  Free Cash Flow of $171 million; $495 million year-to-date
  Contract Signings of $3.5 billion; $18.9 billion year-to-date, up 28%

PLANO, Texas - EDS today reported third quarter 2006 adjusted net income of $128 million, or 24 cents per share, versus third quarter 2005 adjusted net income of $70 million, or 13 cents per share.  Adjusted net income and earnings per share include the impact of expensing stock options and performance-based restricted stock units.  See "GAAP Reconciliation" below for reported net income and earnings per share for third quarter 2006.

EDS posted third quarter revenue of $5.29 billion, an increase of 9 percent, or 6 percent on an organic basis (which excludes the impact of currency fluctuations, acquisitions and divestitures), from $4.87 billion in the year-ago quarter(1).

Free cash flow was $171 million in the third quarter versus $440 million for the year-ago period.  Free cash flow for the year to date was $495 million versus $476 million for the year-ago period. (See discussion of free cash flow under "Non-GAAP Financial Measures" below.)

EDS signed $3.5 billion in contracts in the third quarter of 2006 versus $5.3 billion in the year-ago quarter.  Signings included contracts with Delphi, Visanet, Dollar Thrifty Automotive Group, Centers for Medicare & Medicaid Services, and the U.S. Army.  For the first nine months of 2006, contract signings totaled approximately $18.9 billion, a 28 percent increase over the year-ago period.

"EDS posted another solid quarter reflecting improved execution on contracts, increased productivity and better management of overhead costs," said Mike Jordan, EDS chairman and chief executive officer.  "We are confident in our ability to deliver on full-year 2006 guidance, and investments in our technology platform and Best Shore capabilities position us well for 2007."

EDS' third quarter 2006 results reflected 24 cents per share of investment-related expenses, including workforce alignment, service delivery automation and business management transformation initiatives to drive increased leverage, efficiency and quality into its operations.

Third quarter 2006 operating margin was 4.0 percent on an adjusted basis versus 2.4 percent in the year-ago quarter (see GAAP Reconciliation below).

"In the third quarter, we achieved continued year-over-year improvement in operating margin, while maintaining an aggressive level of investments aimed at improving our future cost structure and providing competitive market offerings," said Ron Vargo, EDS chief financial officer.

GAAP Reconciliation

Reported third quarter net income was $125 million, or 24 cents per share, in accordance with Generally Accepted Accounting Principles (GAAP), versus net income of $8 million, or 2 cents per share, in last year's third quarter.  Third quarter 2006 adjusted net income excludes net after-tax losses associated with discontinued operations of $5 million and the reversal of previously recognized restructuring expenses of $1 million ($1 million rounding).  Third quarter 2005 adjusted net income excludes net after-tax losses associated with discontinued operations of $106 million and pre-tax items as follows: a reversal of previously recognized restructuring expenses of $9 million, a gain on divestiture of $85 million, and a shareholder litigation reserve of $24 million.  (A statement reconciling GAAP and adjusted results follows this release.)

 Third Quarter Results by Segment

  Americas: Third quarter revenue was $2.34 billion, up 2 percent compared to the prior-year period.  Operating profit was $349 million, up 1 percent from $345 million in the prior-year period.

  EMEA: Third quarter revenue was $1.54 billion, up 4 percent compared to the prior-year period.  Operating profit was $228 million, up 10 percent from $206 million in the prior-year period, due to improved contract execution.

  Asia-Pacific: Third quarter revenue was $389 million, up 12 percent compared to the prior-year period due primarily to MphasiS revenues. Operating profit was $53 million, up 68 percent from $31 million in the prior-year period, due to improvements in contracts, productivity and MphasiS.

  U.S. Government: Third quarter revenue was $895 million, up 27 percent compared to the prior-year period due primarily to the Navy Marine Corps Intranet contract. Operating profit was $215 million, up 180 percent from $77 million in the prior-year period, due primarily to improved financial performance of the Navy Marine Corps Intranet contract and state and local government contracts.

All segment comparisons are at constant currency and exclude the impact of expensing stock options and performance-based restricted stock units.

2006 Guidance

EDS is narrowing the range for its previously issued full-year 2006 guidance for revenue and adjusted EPS as follows:

*    Revenue of $21.1 billion to $21.3 billion

*    Adjusted EPS of $0.83 to $0.88, which excludes the impact of reversals of previously recognized restructuring expenses, discontinued operations, and gains and losses on divestitures

The company reiterates its previously issued full-year 2006 guidance for TCV and free cash flow.

For the fourth quarter of 2006, EDS currently expects:

*    Adjusted EPS of $0.33 to $0.38, which excludes the impact of reversals of previously recognized restructuring expenses, discontinued operations, and gains and losses on divestitures

*    Revenue of $5.5 billion to $5.7 billion

Conference Call

EDS' securities analyst conference call will be broadcast live on the Internet today at 4:00 p.m. Central time (5:00 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  If you are unable to listen during the live web cast, the call will be archived for 30 days at www.eds.com/call.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients.  EDS founded the information technology outsourcing industry more than 40 years ago.  Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  Learn more at eds.com.

(1)Excludes discontinued operations for all periods presented.

Statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, and TCV, are forward-looking statements within the meaning of the Federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These include, but are not limited to, the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit; the impact of rating agency actions on our ability to access capital and our cost of capital; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our multi-year plan and cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; a reduction in the carrying value of our assets; the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client; with respect to the funding of pension plan obligations, the performance of our in-

vestments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; fluctuations in foreign currency, exchange rates and interest rates; the impact of competition on pricing, revenues and margins; and the degree to which third parties continue to outsource IT and business processes.  We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to GAAP results, EDS discloses the non-GAAP measures of adjusted net income, adjusted earnings per share, and free cash flow.

Adjusted net income and adjusted earnings per share exclude the impact of certain special amounts, specifically earnings/losses from discontinued operations net of taxes, gains and losses from divestitures, reversals of previously recognized restructuring expense and other identified items that management believes are not reflective of EDS' core operating business.  Such amounts may have a material impact on EDS' net income and earnings per share. Refer to the Reconciliation of GAAP Results to Adjusted Results below for a reconciliation of GAAP results to adjusted results for the three months ended September 30, 2006 and 2005.

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow excludes items that are actual expenses that impact cash available to EDS for other uses and should not be considered a measure of liquidity or an alternative to the cash flow measurements required by GAAP, such as net cash provided by operating activities or net increase/decrease in cash and cash equivalents.  Refer to the Reconciliation of Free Cash Flow to Net Change in Cash and Cash Equivalents below for a reconciliation of free cash flow to the net increase (decrease) in cash and cash equivalents for the nine months ended September 30, 2006 and 2005.

Management considers these non-GAAP measures an important measure of EDS' performance.  Management uses these measures to evaluate EDS' core operating performance period over period, analyze underlying trends in EDS' business and establish operational goals and forecasts.

EDS may not define adjusted net income, adjusted earnings per share or free cash flow in the same manner as other companies and, accordingly, the amounts reported by EDS for such measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. To gain a complete picture of EDS' performance, management does (and investors should) rely on EDS' GAAP financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues(1)	$5,292	$4,874	$15,564	$14,611

Costs and expenses
Cost of revenues	4,625	4,290	13,743	13,055
Selling, general and administrative	453	488	1,379	1,359
Other operating income	(1)	(91)	(6)	(101)
Total costs and expenses, net	5,077	4,687	15,116	14,313

Operating income	215	187	448	298

Interest expense	(58)	(61)	(181)	(184)
Interest income and other, net	59	20	134	110
Other income (expense), net	1	(41)	(47)	(74)

Income from continuing operations before income taxes	216	146	401	224

Provision for income taxes	86	32	129	64
Income from continuing operations	130	114	272	160
Loss from discontinued operations, net of income taxes(2)	(5)	(106)	(19)	(122)
Net income	$125	$8	$253	$38

Basic earnings per share of common stock
Income from continuing operations	$0.25	$0.22	$0.53	$0.30
Loss from discontinued operations	(0.01)	(0.20)	(0.04)	(0.23)
Net income	$0.24	$0.02	$0.49	$0.07

Diluted earnings per share of common stock
Income from continuing operations	$0.25	$0.22	$0.52	$0.30
Loss from discontinued operations	(0.01)	(0.20)	(0.04)	(0.23)
Net income	$0.24	$0.02	$0.48	$0.07

Cash dividends per share	$0.05	$0.05	$0.15	$0.15

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.   The Company provides end-to-end IT infrastructure on a seat management basis to the Department of Navy (the "DoN"), which includes the U.S. Navy and Marine Corps.  On March 24, 2006, the Company entered into a contract modification with the DoN pursuant to which the DoN exercised its option to extend this contract by three years through September 2010, and the contract was amended to, among other things, incorporate additional pricing and incentive payment terms and conditions, extend the refresh period for a majority of desktop seats, establish the purchase price and valuation methodology for equipment and related infrastructure payable in the event of the DoN's election to purchase such equipment at contract termination, and increase certain minimum purchase requirements for program years 2006 through 2010.  In addition, the DoN agreed to pay EDS $100 million in cash (which amount was received in the second quarter of 2006) and the parties entered into a mutual release of claims related to the contract. As a result of the contract modification, the Company recorded product revenue for dedicated equipment of approximately $128 million in the first quarter of 2006.  As a result of the activity on the contract during the first quarter of 2006, including the product revenue resulting from the contract modification, the Company recognized net non-recurring income of $0.03 per share. As part of the March 24, 2006 contract modification, it was agreed that the Company is eligible to be compensated for certain communications costs when required to supplement the Government communications network.  As a result of the agreement, the Company received orders in the amount of $40 million from the DoN related to the fourth quarter of 2005 through the third quarter of 2006. This amount is included in revenues in the Company's summary of results of operations for the three and nine months ended September 30, 2006.

2.   Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and is classified as "held for sale" at December 31, 2005. Discontinued operations also includes the net results of the maintenance, repair and operations (MRO) management services business which was transferred by A.T. Kearney to the Company prior to the divestiture and is classified as "held for sale" at September 30, 2006 and December 31, 2005.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30,	December 31,
	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$1,960	$1,899
Marketable securities	822	1,321
Accounts receivable, net	3,497	3,311
Prepaids and other	834	848
Deferred income taxes	561	778
Assets held for sale	128	345
Total current assets	7,802	8,502

Property and equipment, net	2,112	1,967
Deferred contract costs, net	736	638
Investments and other assets	620	684
Goodwill	4,314	3,832
Other intangible assets, net	779	640
Deferred income taxes	1,098	824
Total assets	$17,461	$17,087

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$590	$492
Accrued liabilities	2,376	2,430
Deferred revenue	1,636	1,329
Income taxes	65	208
Current portion of long-term debt	126	314
Liabilities held for sale	91	275
Total current liabilities	4,884	5,048

Pension benefit liability	1,351	1,173
Long-term debt, less current portion	2,964	2,939
Minority interests and other long-term liabilities	454	415
Shareholders' equity(1)	7,808	7,512
Total liabilities and shareholders' equity	$17,461	$17,087

(1)   During the first quarter of 2006, the Company's Board of Directors authorized the Company to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions. In connection with the share repurchase authorization, the Company entered into a $400 million accelerated share repurchase agreement with a financial institution pursuant to which the Company expected to repurchase approximately 15.0 million shares of its common stock at a price of $26.61 per share. Under the final settlement of the agreement, the financial institution repurchased 15.3 million shares of common stock in the open market during the repurchase period which ended on May 31, 2006. The final amount paid under the arrangement was $26.16 per share. The Company also repurchased 4.2 million shares in the open market at a cost of $102 million during the nine months ended September 30, 2006.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Nine Months Ended
	September 30,
	2006	2005

Net cash provided by operating activities(1)	$1,196	$925

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	1,985	1,077
Proceeds from investments and other assets	216	247
Net proceeds from divested assets and non-marketable equity securities	(11)	149
Net proceeds from real estate sales	49	154
Payments for purchases of property and equipment	(510)	(521)
Payments for investments and other assets	(37)	(18)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(352)	(552)
Payments for purchases of software and other intangibles	(338)	(215)
Payments for purchases of marketable securities	(1,483)	(918)
Other(2)	28	16
Net cash used in investing activities	(453)	(581)

Cash Flows from Financing Activities
Proceeds from long-term debt	-	4
Payments on long-term debt	(209)	(560)
Capital lease payments	(109)	(112)
Purchase of treasury stock	(502)	-
Employee stock transactions	203	66
Dividends paid	(78)	(79)
Other	14	3
Net cash used in financing activities	(681)	(678)
Effect of exchange rate changes on cash and cash equivalents	(1)	(17)
Net increase (decrease) in cash and cash equivalents	61	(351)
Cash and cash equivalents at beginning of period	1,899	2,102
Cash and cash equivalents at end of period	$1,960	$1,751

(1)   Depreciation and amortization and deferred cost charges were $973 million and $1,043 million for the nine months ended September 30, 2006 and 2005, respectively.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAP TO ADJUSTED NET INCOME AND EARNINGS PER SHARE

(in millions, except per share data)

	Three Months Ended
	September 30,
	2006	2005

Net income	$125	$ 8
Adjusting items, pre-tax:
Gains (losses) from divestitures	-	(85)
Reversals of previously recognized restructuring expense	(1)	(9)
Shareholder litigation reserve	-	24
Tax effect of adjusting items	-	26
Adjusting items, net of income taxes	(1)	(44)
Loss from discontinued operations, net of income taxes	5	106
Other, rounding	(1)	-
Adjusted net income	$128	$ 70

Diluted earnings per share of common stock
Net income	$0.24	$ 0.02
Gains (losses) from divestitures	-	(0.10)
Reversals of previously recognized restructuring expenses	-	(0.01)
Shareholder litigation reserve	-	0.03
Loss from discontinued operations	0.01	0.20
Other, rounding	(0.01)	(0.01)
Adjusted net income	$0.24	$ 0.13

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Nine Months Ended
	September 30,
	2006	2005

Net cash provided by operating activities	$1,196	$925

Capital expenditures:
Proceeds from investments and other assets	216	247
Net proceeds from real estate sales	49	154
Payments for purchases of property and equipment	(510)	(521)
Payments for investments and other assets	(37)	(18)
Payments for purchases of software and other intangibles	(338)	(215)
Other investing activities	28	16
Capital lease payments	(109)	(112)
Total capital expenditures	(701)	(449)
Free cash flow	495	476

Other Investing and Financing Activities:
Proceeds from sales of marketable securities	1,985	1,077
Net proceeds related to divested assets and non-marketable equity securities	(11)	149
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(352)	(552)
Payments for purchases of marketable securities	(1,483)	(918)
Proceeds from long-term debt	-	4
Payments on long-term debt	(209)	(560)
Purchase of treasury stock	(502)	-
Employee stock transactions	203	66
Dividends paid	(78)	(79)
Other financing activities	14	3
Effect of exchange rate changes on cash and cash equivalents	(1)	(17)
Net increase (decrease) in cash and cash equivalents	$61	$(351)